Exhibit 10.5

PATENT AND INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Patent and Intellectual Property License Agreement (the “Agreement”) is hereby entered into effective as of July 22, 2020 (the “Effective Date”), by and between, Vivakor, Inc., a Nevada corporation (“Vivakor” or the “Licensee”) on the one hand, and CSS Nanotech, Inc., a Delaware corporation (“CSSN” or the “Licensor”). The Licensee and the Licensor may each be referred to herein as a “Party” and together as the “Parties.”

I. RECITALS

A.       WHEREAS, Licensor is the owner of certain patents and intellectual property related to three-dimensional carbon nanotube materials known as “Nanosponge”, and its related microwave absorption technology having applications for the Vivakor Hydrocarbon Extraction Technology (VHET) of oil from soil matrixes containing hydrocarbons as well as other natural resources, as described in DEFINITIONS, hereto (the “Nanosponge Technology”);

B.       WHEREAS, the Licensee is a company in the oil extraction/oil remediation business;

C.       WHEREAS, the Parties entered into a Joint Venture Formation Agreement dated August 17, 2017, under which the Parties were going to form a joint venture, with CSSN contributing licenses, know-how and manpower for the Nanosponge Technology and other consideration, and Vivakor contributing Five Million (5,000,000) shares of its preferred stock and other consideration (the “JV Agreement”);

D.       WHEREAS, the Parties now desire to terminate the JV Agreement, and enter into the instant License Agreement.

E.       WHEREAS, the instant License Agreement shall set forth the relationship between the Parties going forward; and

F.       The Parties desire that Licensor grant an exclusive license for applications and implementations involving the Nanosponge Technology, limited to the Licensed Field described elsewhere herein, to Licensee for Licensee to use and develop as it sees fit in its sole discretion in exchange for 5,000,000 shares of Series C-1 Preferred Stock (the “Preferred Stock”), and Vivakor’s previous payment to CSSN of Seventeen Thousand One Hundred Two Dollars and Sixty-One Cents ($17,102.61), as set forth herein.

G.       WHEREAS, The Parties agree that there would be sale restrictions on any Vivakor Common Stock CSSN receives as a result of the conversion of the Preferred Stock, as delineated herein;

NOW, THEREFORE, in consideration of the promises and agreements set forth below and the other considerations cited herein, the Parties agree as follows.

II. DEFINITIONS

As used in this Agreement, the following terms shall be defined as set forth below:

2.1 “Confidential Information” shall mean any and all information disclosed by a Party (the “Disclosing Party”) to the other party (the “Recipient”) hereunder that is clearly marked or identified as “confidential,” such as proprietary information relating to the Disclosing Party’s technology (including the Intellectual Property and any associated knowhow), products, processes, business information, or intellectual property rights. “Confidential Information” further includes the terms and conditions of this Agreement not otherwise made public by agreement of the parties as well as information arising or disclosed pursuant to this Agreement. Notwithstanding, CSSN may disclose this Agreement for the sake of revealing to a strategic third party the limitations of the Licensed Field description of Nanosponge Technology under this Agreement, so not to hinder CSSN’s independent potential business dealings with other strategic third parties outside the Licensed Field of NanoSponge Technology described elsewhere herein. Notwithstanding the foregoing, information will not be considered “Confidential Information” to the extent the Recipient can demonstrate by written record or other suitable physical evidence including electronic written documents that:

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a)	such specific information was lawfully in the Recipient’s possession or control prior to the time such information was disclosed to the Recipient by the Disclosing Party;
b)	such specific information was independently developed by one or more employees or other agents of the Recipient without reference to such Confidential Information;
c)	such specific information was lawfully obtained by the Recipient from a third party under no obligation of confidentiality to the Disclosing Party; or
d)	such specific information was, at the time it was disclosed or obtained by the Recipient, or thereafter became, publicly known otherwise than through a breach of the Recipient’s obligations hereunder.

2.2 “Improvements” shall mean inventions or other improvements which relate to or are based on the Inventions (i) which are within the scope of the then existing Intellectual Property which is solely owned by CSSN; and (ii) which pertain uniquely to the Licensed Field. An Improvement shall be within the scope of a patent in the Intellectual Property if covered by a claim or the description of the invention, either literally or under the doctrine of equivalents.

2.3 “Intellectual Property” shall mean:

a)	all issued patents, continuations, continuations-in-part, divisionals, and other patents or applications derived from the Nanosponge Technology which are solely owned by CSSN, and which pertain to the Licensed Field;
b)	all related knowhow and trade secrets relating to the Nanosponge Technology; and
c)	all other trade secrets and intellectual property information related to the Nanosponge Technology which pertains to the Licensed Field.

2.4 “Licensed Products” shall mean any product, device, process, method, apparatus, kit or component part, or any part thereof, or any subject matter, where manufacture, use, or sale is covered, in whole or in part, either literally or under the doctrine of equivalents, by any issued or pending claim of one or more of the Intellectual Property pending or issued in the country of manufacture, use, or sale, within the Licensed Field.

2.5 "New Invention(s)" shall mean an invention conceived or reduced to practice by Licensees or jointly by Licensees and Licensor, where Licensee materially contributes to the conception and/or reduction to practice of the invention, which relates to or is based on the subject matter of the Intellectual Property or based on work developed under the direction of Licensor, and which is within the Licensed Field.

2.6 “Party” (and collectively, “Parties”) shall mean either or collectively the Licensor and/or Licensees, and all associated affiliates engaged in business related to the Licensed Field. Affiliates shall include a) any officer, director, and/or legal entity directly or indirectly controlled by, or controlling, a Party, b) an entity of which fifty percent or more of the voting stock is controlled or owned directly by a Party; c) an entity which owns fifty percent or more of the voting stock of a Party; and e) an entity the majority ownership of which is directly or indirectly common to the majority ownership of a Party.

2.7 “Sublicensee” shall mean third parties to whom the Licensees sublicenses the Intellectual Property pursuant to the terms of this Agreement to develop, manufacture, have manufactured, use, and sell the Licensed Products.

2.8 “Net Sublicensee Income” shall mean compensation or consideration of any kind received by Licensees from a Sublicensee, including without limitation cash, upfront fees, milestone payments, marketable securities, stock or shares, on-going royalties, and any tangible or intangible assets, less fifteen percent (15%) to assist in covering related internal costs and overhead expenses.

2.9 “Vivakor Hydrocarbon Extraction Technology (VHET)” shall mean the proprietary solvent based extraction process for the separation of petroleum out of oil sands and results in three outputs: the oil, “clean” sands, and the solvent used for the extraction process.

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2.10 “Nanosponge Technology” shall mean all Intellectual Property related to macroscale three-dimensional heteroatom doped carbon nanotube materials produced by chemical vapor deposition synthesis of carbon nanotubes (aka Nanosponge), and its application related to microwave absorbing heat exchange technology including but not limited to Patent No.: 10294133 Titled “METHODS OF SYNTHESIZING THREE-DIMENSIONAL HETEROATOM-DOPED CARBON NANOTUBE MACRO MATERIALS AND COMPOSITIONS THEREOF”, but limited to the Licensed Field. Nanosponge Technology shall also include the patent family related to U.S. Publication No. 20190387587, entitled “Dielectric Heating of Three-Dimensional Carbon Nanostructured Porous Foams as a Heat Exchanger for Volumetric Heating of Flowing Fluids,” and related PCT/US16/63705, but limited to the Licensed Field.

2.11 “Licensed Field” shall mean the limited field of use of Nanosponge Technology for the VHET process to extract petroleum (oil) from soil (sand) matrixes containing hydrocarbons as well as other natural resources including the on-site “cracking” of the said extracted heavy oils into lighter oils.

III. grant of license

3.1 Grant. Subject to the terms and conditions of this Agreement, Licensor grants and the Licensees hereby accept a worldwide, exclusive, non-transferable, irrevocable license in the Intellectual Property to develop, manufacture, have manufactured, use, market, import, have imported, offer for sale, and sell the Licensed Products within the License Field. This license grant shall be for the lifetime of the Intellectual Property, as determined on a patent-by-patent basis, i.e., the license grant, and any obligations pertaining thereto, with respect to each patent within the Intellectual Property, shall expire upon the expiration of each patent.

3.2 Sublicense. The Licensee shall have the right to sublicense the Intellectual Property to third parties (hereinafter “Sublicensee”), without the consent of the Licensor. The sublicense terms shall be commercially reasonable when compared to similar transactions conducted at arms length, and no sublicense shall contain the right to grant further sublicenses without the prior written consent of the Licensee. Any compensation, upfront fee and/or money received by Licensee in exchange for such sublicense shall belong to Licensee, subject to the provisions of Section 4.2.

3.3 Retention of Rights. Licensor shall retain the nontransferable right to make, use and practice the Intellectual Property within the Licensed Field for his own noncommercial purposes. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology or intellectual property other than the Intellectual Property.

3.4 Third Party Licenses. The parties recognize that Licensee may encounter patents held by third parties, and that licenses between Licensor or Licensee and such third parties may be necessary in order to enable the Licensee to develop, make or market certain Licensed Products. In that event, the Licensee has the right to enter into licensing agreements with such third parties, as necessary.

3.5 Non-Compete. Parties understand that the licensed Intellectual Property has applications outside of the Licensed Field granted under this Agreement. Licensee will not obstruct and/or compete with the Licensor in the development, manufacture and/or sale of any Licensed Product outside of the Licensed Field (scope) described as the NanoSponge Technology in this Agreement. Licensee agrees that manufacture, use, sale, offer for sale, or importation of nanosponge materials claimed in the Intellectual Property outside of the Licensed Field described under this Agreement is prohibited during the life of any issued patent within the Intellectual Property in any territory unless there is written consent or a grant from Licensor to otherwise do so. Notwithstanding the foregoing, Licensee shall remain obligated to maintain in confidence all trade secrets to which it was exposed during the term of the Agreement in the event the Agreement is terminated, and to not exploit those trade secrets for commercial gain outside the Licensed Field until the trade secrets are no longer secret, by virtue of being publicly disclosed by a third party not directly or indirectly receiving the trade secrets from the Licensee.

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IV. payments FOR THE LICENSE

4.1 Payments. The full payment due to the Licensor for the License to the Intellectual Property to Licensee is the Preferred Stock and cash payment referred to herein, both of which have already been issued to Licensor. As previously agreed by the Parties, the Preferred Stock will convert to Vivakor Common Stock on a 1-for-1 basis, subject to any stock splits, combinations, or recapitalizations that occur after the date of issuance. Additionally, any Vivakor common stock received upon the conversion of the Preferred Stock will be subject to the following sale restriction, and any certificates representing the Preferred Stock or Vivakor Common Stock received upon the conversion of the Preferred Stock contain the following legend:

After the date of conversion to Common Stock, in any 90 day period, the holder of the Common Stock may only sell a number of shares of Common Stock equal to ten percent (10%) of the ten-day average trade volume of Vivakor’s Common Stock as reported on its trading market immediately preceding the sale date.

4.2 Sublicense Compensation. Licensor will be compensated twenty percent (20%) of any Net Sublicensee Income received by Licensee from any Sublicensee.

4.3 Patent Reimbursements. Licensor will be reimbursed by Licensee for prior patent expenses that relate to the Intellectual Property, having a total reimbursement amount of twenty-seven thousand seven hundred forty dollars and twenty-six cents ($27,740.26), that Licensee agrees to pay toward patent expenses no later than December 31, 2020. Licensee will cover ongoing patent expenses that relate to any New Invention(s), or any Improvements of Intellectual Property or any other patent protection of Nanosponge Technology solely in the Licensed Field.

V. Due Diligence in ComMercialization

5.1 Reasonable Efforts. Licensee agrees that it shall use reasonable efforts and diligently endeavor to achieve the development, regulatory approval, and commercialization of the Licensed Products. Licensee may conduct such efforts itself or through a Sublicensee.

5.2 Termination. If, after a period of twenty years from the Effective Date, the Licensee has not commercialized a Licensed Product, Licensor shall have the right, at its option to: (a) terminate the Agreement; or, (b) convert any or all of the rights granted to Licensees from exclusive to non-exclusive.

5.3 Status Reports. Licensees shall provide periodic Status Reports to Licensor, at least quarterly, indicating progress and problems to date in commercialization of the Licensed Products. Such Status Reports shall also include a forecast and schedule of major events required to market the Licensed Products. Licensor shall treat all such information as confidential.

VI. Patent Prosecution

6.1 Patent Prosecution Expenses. Beginning from the Effective Date and during the term of this Agreement and subject to Section 6.7, Licensor shall diligently prosecute and maintain, at the Licensee’s expense, any United States and foreign patents comprising the Intellectual Property, using patent counsel of the Licensee’s choice that is reasonably acceptable to Licensor.

6.2 Patent Prosecution Cooperation. The Parties agree to fully cooperate with one another and to keep each other fully informed regarding the preparation, filing, and prosecution of all patent applications which Licensor may file and prosecute pursuant to this Agreement. Licensee will also execute and deliver all documents which Licensor may deem necessary or desirable for the Intellectual Property. Licensor will also promptly provide Licensee with copies of all documents received from any patent office, so as to keep Licensee informed of the continuing prosecution. The Parties agree that representatives of each Party shall meet periodically to review and keep one another fully informed as to the status of all Intellectual Property and all patent-related matters. Such representatives may meet in person or telephonically, as mutually agreed upon by the Parties.

6.3 Protection of Licensed Products. Licensor will use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the Licensed Products.

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6.4 Foreign Protection of Licensed Products. The Licensee will have the right to request that Licensor obtain or maintain patent protection on the Intellectual Property in foreign countries if possible or available. Licensee shall notify Licensor in writing of the countries in which it desires to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith, and Licensee shall be responsible for all associated costs. Upon receipt of such request, Licensor will undertake the actions described in Section 6 with respect to each foreign country requested by Licensees and shall timely file any applicable patent applications. Licensee will be responsible for all costs associated with such a request.

6.5 Patent Marking. The Licensee and its Sublicensees, if any, shall mark all Licensed Products sold by it with appropriate patent markings indicating that the Licensed Products are protected by one or more of patents in the Intellectual Property, if applicable. All Licensed Products shipped to, imported into, sold or offered for sale in other countries shall be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

6.6 Decision Not To file. If Licensor decides to take steps which would result in either not filing a patent application or the abandonment of a patent or patent application, it shall promptly give notice to Licensee of such decision, which notice shall in no event be less than thirty (30) days prior to the next deadline for payment, filing, or any other related action. Further, Licensor shall provide Licensee an opportunity to assume responsibility for such patent application or patent, including, but not limited to, the assignment of the patent to Licensee if requested by Licensee. To the extent there is a patent family, and Licensor’s decision to abandon relates to one or more patents and/or patent applications within the family, any assignment will be limited to those patents and/or patent applications that Licensor is interested in abandoning, but will not extend to those patents and/or patent applications in the patent family that Licensor wishes to maintain.

6.7 Decision Not To pay. At any time, upon providing sixty (60) days written notice, Licensee may discontinue making payments with regard to any patent application(s) and/or patent(s) within the Intellectual Property, and in such case, Licensee shall have no further rights under this Agreement and this license shall terminate with respect to those patent applications and/or patents.

6.8 Patent Extension. With respect to any issued patent in the Intellectual Property, Licensor will designate Licensee as its agent for obtaining an extension of such patent or governmental equivalent which extends the exclusivity of any of the patent subject matter where available in any country in the world, or if not feasible, at Licensee’s option, permit Licensee to file in Licensor’s name or diligently obtain such extension for the Licensee, or its Sublicensees at Licensee’s expense. Licensor agrees to provide reasonable assistance, at no out-of-pocket expense, to facilitate Licensees’ efforts to obtain any extension. If for any reason the Licensee fails to exercise diligent efforts to obtain any extension or determine that it will not seek such extension, the Licensee shall provide reasonable assistance, at no out-of-pocket expense, to facilitate Licensor’s efforts to obtain any such extension.

VII. Infringement

7.1 Notice of Infringement. The Parties shall promptly give written notice to each other of any apparent infringement discovered with respect to any patent within or issuing from the Intellectual Property. Such notice shall set forth the known facts of the apparent infringement in reasonable detail. Upon written notice to Licensor, the Licensee shall have the first right, but not the obligation, to cause the Licensor to bring any legal action with respect to such apparent infringement at its own expense and for its own benefit. In such event, Licensor agrees to cooperate with the Licensee and to file such action as a party plaintiff if requested to do so by the Licensee. The Licensee shall reimburse Licensor for all verified out-of-pocket expenses incurred by Licensor in providing such assistance, including attorneys’ fees, expenses, and expert witness fees incurred by Licensor, and pay an up-front retainer if such is required by patent litigation counsel. To ensure that no rights of Licensor are compromised in any such action, the Licensor reserves the right to not settle any such claim or action, or enter into any settlement agreement that admits that any third party product does not infringe the Intellectual Property or that any patent in the Intellectual Property is invalid or enforceable without Licensor’s prior written consent, which consent shall not be unreasonably withheld. If there is a recovery in such action (including a recovery as a result of a settlement), after recovery of all direct out-of-pocket expenses incurred by the Licensee and Licensor in connection with the action, the Licensee and Licensor shall be entitled to such recovery as follows: 100% to Licensee for any recovery based on any infringement within the Licensed Field of Use and 100% to Licensor for any recovery based on any infringement outside the Licensed Field of Use. In the event a determination cannot be made if the recovery is within or outside the Licensed Field of Use, the Licensor and Licensee will split the recovery 50/50, with the parties taking into consideration whether Licensor would have been entitled to any cash or cash equivalent received from any alleged infringer equivalent to the royalties which Licensor would have received if such alleged infringer had been a Sublicensee.

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7.2 Infringement of Third-Party Rights. If the Licensee or Licensor receive notice of a claim or action by a third party alleging infringement of such third party’s rights in connection with the development, manufacture, use, marketing, or sale of a Licensed Product by the Licensee or its Sublicensees, the Licensee shall have the right to conduct the legal defense, but shall not enter into any disposition with respect thereto, or enter into any settlement agreement that admits that any Licensed Product infringes any third party right without Licensor’s prior written consent to such disposition, which consent shall not be unreasonably withheld. All costs of the Licensee’s defense, and any damages awarded or amounts paid in settlement in any such claim shall be the sole responsibility of the Licensee. Licensor shall cooperate with the Licensee if requested by the Licensee in its defense of such infringement claim or action, provided that Licensee shall reimburse Licensor for all out-of-pocket expenses, including attorneys’ fees, expenses, and expert witness fees incurred by Licensor in providing such cooperation.

7.3 Indemnification. Subject to the notification provisions of Section 7 below, the Licensee shall defend and hold harmless Licensor against a third party infringement claim or action which results from the development, manufacture, use, marketing, or sale of a Licensed Product by the Licensee or their Sublicensees, and indemnify Licensor against the cost of such defense undertaken by the Licensee, including attorneys’ fees and all other legal expenses, costs, expert witness fees, and damages awarded or amounts paid in settlement in any such claim or action. Such indemnification shall include attorneys’ fees for independent counsel retained by Licensor if Licensor deems such separate independent counsel to be necessary as a result of conflicts of interest with the Licensees, but only in connection with services rendered in connection with matters with respect to which the parties have adverse interests. The Licensee’s indemnification shall not include indemnification to the extent to which such infringement is directly caused by Licensor prior to the date of this Agreement.

7.4 Notification. In the event that any claim is asserted against Licensor or the Licensee (or any of its respective officers, directors, trustees, employees, agents, or representatives), or if any such person is made a party defendant in any action involving a matter which is the subject of Licensor’s indemnification as set forth above, or if either Party becomes aware of a claim or patent which might provide the basis for a third party’s claim of infringement against Licensee for the development, manufacture, use, marketing, or sale of a Licensed Product, then such Party shall give written notice to the other within thirty (30) days of having learned of such, or within ten (10) days of the receipt of a written complaint or formal pleading regarding the same.

VIII. Term and Termination of agreement

8.1 Term. The term of the license granted under this Agreement shall continue for the life of the Intellectual Property, unless terminated sooner under the provisions of this Agreement. For the patents that are part of the Intellectual Property, such life shall be determined on a patent-by-patent basis based on the expiration date of each patent within the Intellectual Property. Notwithstanding the foregoing, any royalties due based on a sublicense shall only be due, with respect to activities taking place in a given country, during the period of time in which a valid patent in the given country is still in force and effect.

8.2 Termination by Licensor. In addition to any other rights of termination set forth in this Agreement including Section 5.2, and subject to any applicable cure periods prescribed herein, Licensor may in his sole discretion terminate this Agreement in the event that:

a)	The Licensee commits a breach of any material obligation of this Agreement or related Party agreement which is not cured (if capable of being cured) within thirty (30) days after receiving notice of such, or within such extension of this thirty day period as the parties shall agree in writing; or,

b)	A petition in bankruptcy is filed against the Licensee and is consented to, acquiesced, and remains undismissed for ninety (90) days; or Licensee makes a general assignment for the benefit of creditors, or a receiver is appointed for the Licensee, and the Licensee do not return to solvency before the expiration of said sixty (60) day period set by the notice, in which event such termination shall be effective sixty (60) days after written notice to the Licensee.

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8.3 Termination by Licensee. The Licensee shall have the option to terminate this Agreement upon providing sixty (60) days’ written notice to Licensor. Licensee shall not recover any prior payments, whether in cash or stock, in the event of termination.

8.4 Obligations on Termination.

8.4.1 Rights Termination. Upon termination of this Agreement and except as otherwise expressly provided herein, all of the rights and licenses granted to Licensee under the terms of this Agreement shall terminate. The Licensee shall assign any sublicenses granted under this Agreement to Licensor. All rights licensed or transferred by Licensor to the Licensee hereunder which are subject to termination shall revert to Licensor, and the Licensee agree to execute all instruments reasonably necessary and desirable to revest said rights in Licensor. Upon termination of the agreement based on Licensee’s bankruptcy or dissolution, all patent rights outlined in 10.1 herein shall revert to Licensor.

8.4.2 Regulatory Records. Upon termination, the Licensees shall transfer ownership and possession of all records and documents of Licensee filed with regulatory authorities relating to the Licensed Products.

8.4.3 Return of Confidential Material. Upon termination, the Licensee and their Sublicensees shall return all Confidential Information, including any knowhow relating to the Intellectual Property, transferred to the Licensee by Licensor. The Licensee and their Sublicensees shall maintain confidentiality and not use any such information for a period of five (5) years after termination of this Agreement.

8.4.4 Unsold Inventory. In the event this Agreement is terminated for any reason, the Licensee and their Sublicensees shall have the right to sell or otherwise dispose of their stock of any Licensed Products, subject to the obligation of the Licensee to pay Licensor that portion of any payments received from Sublicensees as provided in Section 4 of this Agreement. The Licensee shall immediately discontinue any additional production of the Licensed Products.

8.4.5 Sublicensees. In the event that the license granted to the Licensee under this Agreement is terminated, any sublicenses granted to Sublicensees shall remain in full force and effect, provided that the Sublicensee is not then in breach of its sublicense agreement, and the Sublicensee agrees to be bound to Licensor as a licensee under the terms and conditions of the agreement, in which case Licensor and Sublicensee shall enter into appropriate agreements or amendments to the sublicense agreements to substitute Licensor for the Licensee as the licensor.

8.4.6 Other Rights. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination, including, without limitation, Licensee’s obligation to pay all royalties or other payments and/or reimbursements specified in Section 4. The rights provided in. this Section shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

IX. Indemnification and Warranties

9.1 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE Intellectual Property, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT CLAIMS (ISSUED OR PENDING), OR THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT(S) AND USE OF THE INTELLECTUAL PROPERTY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL. OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSEES TAKES THE Intellectual Property “AS-IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS” AND EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST LICENSOR FOR WARRANTY OF ANY KIND RELATING TO THE Intellectual Property SUBJECT TO THE REPRESENTATIONS MADE HEREIN. IN NO CASE SHALL LICENSOR’S LIABILITY FOR DAMAGES OF ANY TYPE EXCEED THE TOTAL ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO LICENSOR BY LICENSEES AS OF THE DATE OF FILING OF THE ACTION AGAINST LICENSOR WHICH RESULTS IN A SETTLEMENT OR AWARD OF DAMAGES.

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9.2 Indemnity. With the exception of infringement claims or actions covered by Section 7, Licensee shall defend, indemnify, and hold harmless Licensor from and against any and all liabilities, claims, suits, damages, and expenses of any nature related to a third party claim in connection with (i) the use by the Licensee or their Sublicensees of the Intellectual Property; (ii) the development, manufacture, use, marketing, sale, or other disposition of any Licensed Products by the Licensee or their Sublicensees, or any statement or breach of any representation or warranty made by the Licensee or their Sublicensees with respect thereto; or (iii) resulting from or arising out of the exercise by Licensee of this license or any sublicense granted by Licensee pursuant to this Agreement. In the event of such indemnification, Licensor shall reasonably cooperate with the Licensee in defending any such claims. Licensor shall be entitled to receive information regarding the status of any such matter, and shall be entitled to retain counsel on its own behalf at Licensee’s expense, in addition to counsel retained by Licensee to defend Licensor, if Licensor is named a party, and if Licensor deems such separate independent counsel to be necessary as a result of conflicts of interest with the Licensee, or if Licensor is not satisfied with the defense provided by the Licensee for any reason.

9.3 Insurance. The Licensee, at its sole cost and expense, shall purchase and maintain in effect and shall require their Sublicensees to purchase and maintain in effect comprehensive or commercial form general liability insurance (contractual liability and products liability included on a world-wide basis) insuring its and their activities in connection with developing, testing, marketing approvals, and covering all claims with respect to any Licensed Products manufactured or sold within the term of any license granted hereunder, and professional liability (errors and omissions), and workers’ compensation as required by law and automobile liability, which policies shall, if required by the Licensor in writing: (i) be in such form of coverage and written by such company licensed to conduct business in the State of California as Licensor shall reasonably approve, (ii) provide that such policy is primary and not excess or contributory with regard to other insurance Licensor may have, and (iii) provide at least thirty (30) days’ notice to Licensor of cancellation. In the event the Licensee cannot obtain such insurance, or cannot obtain such insurance at a reasonable price, it shall obtain insurance in an amount to reasonable to cover the Licensee in the event of a covered event, based on the then-current operations of the company. Such insurance shall be written to cover claims incurred, discovered, manifested or made during or after expiration of this Agreement. The Licensee shall have this insurance in place prior to beginning development on a Licensed Product and at such time will furnish a certificate of such insurance to Licensor within thirty (30) days thereafter. The Licensee shall obtain such additional insurance coverage as shall be reasonably requested by Licensor, and reasonably agreed to by the parties, provided that Licensor shall not request changes in such coverage more frequently than annually.

The Licensee expressly waives any right of subrogation that it may have against Licensor resulting from any liabilities, claims, suits, damages, and expenses of any nature for which Licensees has agreed to indemnify Licensor or hold Licensor harmless under this Section.

9.4 Representations and Warranties of Licensor. Licensor represents, warrants, and covenants to the Licensee as follows:

a)	Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware having full corporate power to conduct each business as presently conducted, and to enter into and consummate the transactions contemplated by this Agreement.
b)	Licensor warrants that Licensor has the rights, ownership, titles and interests, legal and equitable, necessary in the Intellectual Property to grant the Licensee the exclusive license and rights described herein.
c)	The license granted to the Licensee under this Agreement is the only license granted by Licensor with respect to the Intellectual Property within the Licensed Field and during the term of this Agreement Licensor shall not grant any third-party rights inconsistent with the rights granted Licensee herein.
d)	There are no pending, and to the knowledge of Licensor as of the Effective Date, any threatened actions, claims, or proceedings in any way relating to the Intellectual Property.

9.5 Representations and Warranties of the Licensee. The Licensee represents, warrants, and covenants to Licensor as follows:

a)	The Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada having full corporate power to conduct each business as presently conducted, and to enter into and consummate the transactions contemplated by this Agreement.
b)	The execution, delivery and performance under this Agreement by the Licensee has been duly authorized by all required corporate action, do not constitute a breach, default or violation of any of the provisions of Licensee’s Articles of Incorporation, Bylaws or other charter documents, or any other agreement, law, or regulation to which it may be a party or by the terms of which it may be bound.

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X. OWNERSHIP OF LICENSED PRODUCTS, IMPROVEMENTS AND nEW INVENTIONS

10.1 Licensed Products. Licensed Products will be owned solely by the Licensee solely within the Licensed Field. Any Improvements and New Inventions will be owned solely by the Licensee and shall be free and clear of any ownership or other rights claimed by Licensor and shall not be part of the Intellectual Property and/or Nanosponge Technology. Furthermore, the Licensee will have the sole right to file any patent, copyright, or other intellectual property rights applications or registrations resulting from any such Improvements or New Inventions anywhere in the world. Notwithstanding, Licensee hereby irrevocably transfers and assigns to Licensor, completely and exclusively, and by virtue of the execution of this Agreement all the Licensees rights, title, and interest, including but not limited to, all intellectual property rights, if any, in and to the Improvements and New Inventions outside the Licensed Field described elsewhere herein. Without limiting the generality of the foregoing, and in the alternative, the Licensor hereby irrevocably transfers and assigns to the Licensee, completely and exclusively, and by virtue of the execution of this Agreement and without any other additional compensation, all of the Licensor’s rights, title, and interest, including, but not limited to, all intellectual property rights, if any, in and to the Improvements and New Inventions within the Licensed Field described elsewhere herein, except as provided in Section 8.4.1 herein. The Licensor acknowledges and agrees that, as a result of the foregoing provisions of this Section 10, all such Improvements and New Inventions hereby become the exclusive property of the Licensee solely within the Licensed Field described elsewhere herein, and, the Licensee will have the sole right to determine the treatment of any Improvements and New Inventions within the Licensed Field, including, without limitation, the rights to keep Improvements and New Inventions as trade secrets, to file and execute patent applications on Improvements and New Inventions, to use and disclose Improvements and New Inventions without prior patent application, to file registrations for any other intellectual property rights, and to transfer any intellectual property rights to any party the Licensee so choose, or to follow any other procedure that the Licensee deems appropriate. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall preclude Licensee from developing, manufacturing, marketing or distributing devices suitable to (i) extract hydrocarbons from certain material, and (ii) gold and other precious metals from sands and other sand-based ore bodies. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall preclude Licensor from developing, manufacturing, marketing or distributing devices suitable to applications outside the Licensed Field.

10.2 Cooperation between Parties for Patent Protection. In the event there are Improvements and/or New Inventions, the Parties agree that there may likely be applications discovered outside the Licensed Field, and that Licensor will have certain rights and interests outside the Licensed Field.  Licensee further understands that such applications may have commercial significance in countries/regions in which Licensee has insufficient commercial opportunities to pursue patent protection. To help preserve Licensors potential interest in such countries/regions outside the Licensed Field, Licensee agrees to alert Licensor, in sufficient time before any applicable filing deadlines, into which countries/regions it intends to pursue patent protection on such Improvements and/or New Inventions. Should Licensor wish to pursue any patent protection or patent protection in specific countries/regions of insufficient interest to Licensee, Licensee shall assign Licensor its rights and full ownership to said Improvements and/or New Inventions in such countries/regions at Licensor’s expense, in exchange for an irrevocable, royalty-free, exclusive license within the Licensed Field, and participate fully in obtaining patent protection in such countries/regions. The same shall apply in the event there are inventions or Improvements and/or New Inventions for which Licensee does not wish to pursue patent protection.

10.3 Shared Compensation outside Licensed Field. Licensor will provide 50% compensation to Licensee if in the case there is any license deal to any New Invention made possible outside the Licensed Field by Licensor to any third-party.

XI. Miscellaneous

11.1 Choice of Law. This Agreement will be governed by the laws of the State of Nevada.

11.2 Compliance with Laws and Regulations. The Licensee shall use reasonable efforts to comply with all foreign and United States federal, state and local laws and regulations applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the Licensed Products. In particular, Licensee shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and the Licensee’s activities hereunder. The Licensee shall be responsible for all taxes, duties, and other governmental charges, however, designated, which are now or hereafter imposed by any such authority (a) by reason of the performance by the Licensee of their obligations under this Agreement, or the payment of any amounts by the Licensee to Licensor under this Agreement, (b) based on the Intellectual Property or Licensed Products, or (c) relating to the import of the Licensed Products into any such territory. Licensor agrees to use reasonable efforts to cooperate with Licensee at Licensee’s expense, in connection with any filings required by any governmental entity.

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11.3 Waiver of Conflict of Interest. Daniel Hashim is an officer of both parties to this Agreement. Both parties agree to waive any actual or perceived conflicts of interest arising from his being an officer or director of both parties, and each party hereby agrees, and consents to, Dr. Hashim’s continuing in these roles or in other roles in which he may be engaged to participate, regardless of whether Dr. Hashim is engaged as an officer, director, employee, or independent consultant.

11.4 Notices. Any notice, report, request or other communication required or permitted to be given under this Agreement by a Party to the other parties shall be either hand-delivered (including delivery by courier), or mailed by first-class registered or certified mail (airmail if internationally), with return receipt requested, and addressed as follows:

To Licensee:	Vivakor, Inc.
2 Park Plaza, Suite 800
Irvine, CA 92614
Tel: 949-281-2606
Fax:

With a copy to:	Law Offices of Craig V. Butler
300 Spectrum Center Drive, Suite 300
Irvine, CA 92618
Attn. Craig V. Butler
Fax: (949) 209-2545
Email: cbutler@craigbutlerlaw.com

To Licensor:	CSS Nanotech, Inc.
3511 Westbrook Blvd.
East Islip, NY 11730
Attn. John C. Campo
Tel: 631-774-9703
Email: johncampo@cssnanotech.com
daniel@cssnanotech.com

Each Party may designate in writing a new address to which any notice may thereafter be given. Any notice sent by registered or certified mail shall be deemed to have been given at the time of the receipt thereof by the other Party or three (3) calendar days after the time of mailing, whichever is earlier.

11.5 Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements, written or oral with respect thereto.

11.6 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each Party to be bound. No delay on the part of any Party, in exercising any right hereunder shall operate as a waiver thereof. Neither any waiver on the part of any Party of any such right, nor any single or partial exercise of any such right shall preclude any further exercise thereof or the exercise of any other such right unless waived in writing. The rights and remedies hereunder provided are cumulative and except as otherwise provided herein are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

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11.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. The parties may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

11.8 Severability. If any term or provision in this Agreement or the application thereof shall be held invalid, void or unenforceable, the remainder of such term or provision shall remain in full force and effect, and the invalid, void, or unenforceable term or provision shall be reformed to the extent possible in order to give its intended effect and/or meaning.

11.9 Method of Dispute Resolution. In the event that there arises any disagreement or dispute between the Parties that cannot be amicably resolved and which relates to the interpretation, enforcement, or violation of the terms of this Agreement, such matters will be resolved in a United States District Court in the Central District of California. If no such jurisdiction exists, then any such dispute will be resolved in a state court located in the geographic region of the Central District of California.

11.10 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12 Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the Recipient shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the Disclosing Party hereto pursuant to this Agreement. Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise.) Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other Party; provided disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a Party’s accountants, attorneys and other professional advisors.

11.13 Publicity. Unless required by federal and/or state law or regulation, no Party shall release any materials containing the name of another Party or any of its employees without the prior approval by an authorized representative of such Party, which approval shall not be unreasonably withheld. The Parties agree to make a mutually-agreed press release regarding this Agreement promptly following the Effective Date. Should a Party reject a proposed news release, the Parties agree to discuss the reasons for such rejection, and every effort shall be made to develop an appropriate informational news release.

11.14 Further Assurances. Each Party to this Agreement shall, at the request of the other, furnish and deliver such documents, or other further assurances as the requesting Party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.

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11.15 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is caused by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall any party be required to settle any labor dispute or disturbance.

11.16 Survival. The following obligations shall survive the termination of this Agreement: (a) the Licensees’ obligation to supply reports covering the time periods up to the date of termination; (b) Licensor’s right to receive payments and fees, accrued or accruable, from payments at the time of any termination; (c) The Licensees’ obligation to maintain records, and Licensor’s right to have those records inspected; (d) any cause of action or claim of either party, accrued or to accrue because of any action or omission by the other; (e) The Licensees’ obligations stated in Sections 3.5, 7, 8, 9.1, 9.2, 11.1, 11.3, 11.4, 11.12, 11.13, 11.14, 11.15, 11.16 of this Agreement; and (f) Licensee’s obligations to return all materials given to it by Licensor.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below:

Licensor:	CSS Nanotech, Inc.
a Delaware corporation

/s/ John C.Campo
By: John C. Campo
Its: Chief Financial Officer

Licensee:	Vivakor, Inc.
a Nevada corporation

/s/ Matt Nicosia
By: Matt Nicosia
Its: Chief Executive Officer

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